As filed with the Securities and Exchange Commission on March 27, 2006

Registration No. 333-129688

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland	26-0081711
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900, San Francisco, California 94105, (415) 738-6500

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael F. Foust

Chief Executive Officer

Digital Realty Trust, Inc.

560 Mission Street, Suite 2900, San Francisco, California 94105, (415) 738-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Julian T.H. Kleindorfer Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 (213) 485-1234

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

30,030,870 Shares

Digital Realty Trust, Inc.

Common Stock

This prospectus relates to the possible issuance of up to 30,030,870 shares of our common stock in exchange for common limited partnership interests, or common units, in Digital Realty Trust, L.P., our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of common units will redeem their common units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the common units for common stock rather than cash, or that any shares of our common stock received in exchange for common units will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “DLR”. On March 24, 2006, the last reported sales price of our common stock on the NYSE was $26.55 per share.

See “ Risk Factors” beginning on page 2 for certain risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2006

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or “our company” refer to Digital Realty Trust, Inc. together with our consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership of which we are the sole general partner and which we refer to in this prospectus as our operating partnership.

You should rely only on the information contained in this prospectus or incorporated by reference. Neither we nor any of the selling stockholders named herein have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of the prospectus even though this prospectus is delivered or shares are sold pursuant to the prospectus at a later date. Since the date of this prospectus, our business, financial condition, results of operations or prospects may have changed.

i

OUR COMPANY

We own, acquire, reposition and manage technology-related real estate. We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate and institutional data center users, including the information technology, or IT, departments of Fortune 1000 and financial services companies. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2004. We currently intend to continue to operate in this manner.

As of December 31, 2005, through our operating partnership, we owned 43 properties. Our properties are located throughout the U.S. and we own three properties in Europe. Our properties contain a total of approximately 8.1 million net rentable square feet, excluding approximately 1.1 million square feet held for redevelopment. Our operations and acquisition activities are focused on a limited number of markets where technology industry tenants and corporate and institutional data center users are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan areas. As of December 31, 2005, our portfolio, excluding space held for redevelopment, was approximately 93.9% leased at an average annualized rent per leased square foot of $20.51. The types of properties within our focus include:

•	Internet gateways, which serve as hubs for Internet and data communications within and between major metropolitan areas;

•	Data centers, which provide secure, continuously available environments for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house the IT operations of companies;

•	Technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	Regional or national headquarters of technology companies that are located in our target markets.

Most of our properties have extensive tenant improvements that have been installed at our tenants’ expense. Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. The tenant-installed improvements in our facilities are readily adaptable for use by similar tenants.

Our principal executive offices are located at 560 Mission Street, Suite 2900, San Francisco, California 94105. Our telephone number is (415) 738-6500. Our website is located at http://www.digitalrealtytrust.com. The information found on or accessible through our website is not incorporated into and does not form a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

Recent Developments

On February 28, 2006, we entered into a mortgage for 600 West Seventh Street in the amount of $60.0 million at an interest rate of 5.80% which matures on March 15, 2016. The loan is prepayable in whole or in part upon not less than 30 days notice, subject to payment of a prepayment premium equal to the greater of:

•	the product of (i) 1% of the prepayment amount multiplied by (ii) a faction the numerator of which is the number of full months remaining until the maturity date and the denominator of which is the number of full months comprising the term of the loan; and

•	the present value of the prepayment amount less the sum of (i) the prepayment amount and (ii) unpaid accrued interest thereon, if any.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, the risks discussed below and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before exchanging common units for shares of our common stock or purchasing shares of our common stock from the selling stockholders. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Exchange of Common Units for Common Stock

The exchange of common units for our common stock is a taxable transaction.

The exchange of the common units for shares of our common stock will be treated for tax purposes as a sale of the common units by the limited partner making the exchange. A limited partner will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange, plus the amount of the operating partnership’s liabilities allocable to the common units being exchanged, less the limited partner’s adjusted tax basis in the common units exchanged. The recognition of any loss resulting from an exchange of common units for shares of our common stock is subject to a number of limitations set forth in the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of our common units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of our common stock may not equal the value of the common units at the time of the exchange.

An investment in our common stock is different from an investment in common units.

If a limited partner exchanges his or her common units for shares of our common stock, he or she will become one of our stockholders rather than a limited partner in our operating partnership. Although an investment in our common stock is similar to an investment in common units, there are also differences between ownership of common units and ownership of our common stock. These differences include:

•	form of organization;

•	management control;

•	voting and consent rights;

•	liquidity; and

•	federal income tax considerations.

See “Exchange of Common Units for Common Stock.”

Risks Related to Ownership of Our Common Stock

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of common units hereby, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock.

The exchange of common units for our common stock, the exercise of any options granted to certain directors, executive officers and other employees under our 2004 incentive award plan, the issuance of our common stock or common units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of common units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of common units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Our unsecured credit facility may limit our ability to pay distributions to our common stockholders.

Our unsecured credit facility prohibits us from distributing to our stockholders more than 95% of our funds from operations (as defined in our unsecured credit facility) during any four consecutive fiscal quarters, except as necessary to enable us to qualify as a REIT for federal income tax purposes. Consequently, if we do not generate sufficient funds from operations (as defined in our unsecured credit facility) during the twelve months preceding any dividend payment date for our common stock or preferred stock, we will not be able to pay all or a portion of the accumulated dividends payable to our stockholders on that payment date without causing a default under our unsecured credit facility. In the event of a default under our unsecured credit facility, we would be unable to borrow under our unsecured credit facility and any amounts we have borrowed thereunder could become due and payable.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which they traded when you acquired them. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us, the real estate industry or the technology industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our series A preferred stock and series B preferred stock have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and other pro forma information incorporated by reference and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategies, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets or the technology industry;

•	our dependence upon significant tenants;

•	general and local economic conditions;

•	our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively;

•	defaults on or non-renewal of leases by tenants;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	possible adverse changes to tax laws;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	changes in foreign laws, including those related to taxation and real estate ownership and operation;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	inability to successfully develop and lease space held for redevelopment.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein, from our most recent Annual Report on Form 10-K, as updated by our future filings.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders of our common units named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such holders. However, we will pay registration expenses, which we estimate to be approximately $358,000.

DESCRIPTION OF SECURITIES

The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 100 million shares of our common stock, $0.01 par value per share, and 20 million shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. As of March 6, 2006, 27,370,908 shares of our common stock, 4,140,000 shares of our series A preferred stock and 2,530,000 shares of our series B preferred stock were issued and outstanding. The 27,370,908 shares of our common stock exclude the 30,030,870 shares of common stock which we may issue in exchange for presently outstanding common units which may be tendered for redemption to our operating partnership pursuant to this prospectus. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments relating to the removal of directors, our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

8.50% Series A Cumulative Redeemable Preferred Stock

We currently have outstanding 4,140,000 shares of our 8.50% series A cumulative redeemable preferred stock, or series A preferred stock. Dividends are cumulative on our series A preferred stock from the date of original issuance in the amount of approximately $2.125 per share each year, which is equivalent to 8.50% of the $25.00 liquidation preference per share. Dividends on our series A preferred stock are payable quarterly in arrears. Our series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series A preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series A preferred stock before February 9, 2010, except in limited circumstances to preserve our status as a REIT. On or after February 9, 2010, we may, at our option, redeem our series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. Holders of our series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series A preferred stock is not convertible into or exchangeable for any other property or securities of our company.

7.875% Series B Cumulative Redeemable Preferred Stock

We currently have outstanding 2,530,000 shares of our 7.875% series B cumulative redeemable preferred stock, or series B preferred stock. Dividends are cumulative on our series B preferred stock from the date of original issuance in the amount of approximately $1.969 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share. Dividends on our series B preferred stock are payable quarterly in arrears. Our series B preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series B preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series B preferred stock before July 26, 2010, except in limited circumstances to preserve our status as a REIT. On or after July 26, 2010, we may, at our option, redeem our series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. Holders of our series B preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series B preferred stock is not convertible into or exchangeable for any other property or securities of our company.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of the holders of our series A preferred stock, our series B preferred stock, and each parity class or series of preferred stock, voting as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock, preferred stock and capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. Our charter provides that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or of any series of preferred stock, or more than 9.8% of the value of our outstanding capital stock. We refer to these restrictions as the “common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, any series of preferred stock, or capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock, any series of preferred stock, or capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or any series of preferred stock or less than 9.8% of the value of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of our outstanding common stock or a series of preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive one of the ownership limits with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

Our board of directors may also, in its sole discretion, waive the preferred stock ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with a waiver of an ownership limit or at any other time, our board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our common stock, any series of our preferred stock or our capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of our common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by our board of directors or would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we, or our designee, accept such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit, the preferred stock ownership limit or the aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock and preferred stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might otherwise result in a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our preferred stock is American Stock Transfer & Trust Company.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

We have summarized the material terms and provisions of the Fourth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., which we refer to as the partnership agreement. This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Digital Realty Trust, Inc.

Management of Our Operating Partnership

Our operating partnership, Digital Realty Trust, L.P., is a Maryland limited partnership that was formed on July 21, 2004. Our company is the sole general partner of our operating partnership and conducts substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. We may not be removed as general partner by the limited partners. The partnership agreement restricts our ability to engage in a business combination as more fully described in “—Termination Transactions” below.

The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Neither our company nor our board of directors is under any obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith.

The partnership agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests. The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership before November 3, 2005, other than to us, as general partner, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to certain limitations. Beginning November 3, 2005, any transfer of units by the limited partners, except to the parties specified above or to an affiliate or member of such limited partner, will be subject to a right of first refusal by us. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner) holding a majority of all outstanding units held by limited partners. As general partner, we have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•	enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. The holders of series A preferred units and series B preferred units have distribution rights substantially similar to the dividend rights of series A preferred stockholders and series B preferred stockholders, respectively.

Redemption/Exchange Rights

Limited partners have the right, commencing on January 3, 2006, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our company’s common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on January 3, 2006, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.”

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of our outstanding common stock and $50.0 million in gross value (based on a unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners also to elect whether or not to participate. If we do so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash our operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of common stock, if exchanging the common units for shares of common stock would violate the ownership limits set forth in our charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As sole general partner, we have the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the economic interests of the securities that we have issued.

Tax Matters

We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income of our operating partnership will generally be allocated to us to the extent of the accrued preferred return on our preferred units, and then to us, as general partner, and the limited partners in accordance with our respective percentage interests in the common units issued by our operating partnership. Net loss will generally be allocated to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to us. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations. See “United States Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

In addition, we will from time to time issue long-term incentive units to persons who provide services to our operating partnership for such consideration or for no consideration as we may determine to be appropriate, and admit such persons as limited partners of our operating partnership. The long-term incentive units are similar to our common units in many respects and rank pari passu with our common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Also, initially long-term incentive units do not have redemption or common stock exchange rights. Holders of vested long-term incentive units generally may convert some or all of their long-term incentive units into common units under certain circumstances, provided that the capital account balance attributable to each such long-term incentive unit to be converted equals our capital account balance with respect to a common unit. Because the holders of long-term incentive units generally will not pay fair market value for the long-term incentive units, the capital account balance attributable to a long-term incentive unit initially will be less than the amount required to convert such long-term incentive unit into a common unit. Accordingly, to increase the capital account balances of holders of long-term incentive units so they may convert such profits interest units into common units, the partnership agreement provides that holders of long-term incentive units are to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to us or other limited partners with respect to their common units. Once the long-term incentive units are converted to common units, the units will have all of the rights and obligations associated with common units as set forth in the partnership agreement. The long-term incentive units granted to our directors and executive officers in connection with our initial public offering achieved full parity with our common units on February 9, 2005.

We will also from time to time issue class C profits interest units, or class C units, to persons who provide services to our operating partnership for such consideration or for no consideration as we may determine to be appropriate. The class C units granted to our executive officers on October 27, 2005 will begin to vest on September 30, 2008, or upon an earlier change in control of our company, based on our achievement of a 10% or greater compound annual total stockholder return (which we refer to as the “performance condition”) combined with the recipient’s continued service with our company or our operating partnership. If the performance condition and the other vesting conditions are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the long-term incentive units issued by our operating partnership. Class C Units are not entitled to quarterly distributions prior to vesting.

Operations

The partnership agreement provides that we, as general partner, will determine in our discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction

(i) we obtain the consent of the holders of at least 35% of our operating partnership’s common units, long-term incentive units and class C units (including units held by us), and

(ii) either:

(A) all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of our company’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our company’s common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of common units, long-term incentive units and class C units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

Our operating partnership will continue in full force and effect until December 31, 2103, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

EXCHANGE OF COMMON UNITS FOR COMMON STOCK

Terms of the Exchange

The holders of common units of our operating partnership who hold common units which may be redeemed on or after January 3, 2006 for shares of common stock issued under this prospectus are referred to as the “selling stockholders.” The selling stockholders hold an aggregate of 30,030,870 common units. On or after January 3, 2006, the selling stockholders may require our operating partnership to redeem their common units for cash by delivering to us, as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to exchange some or all of those common units for shares of our common stock on a one-for-one basis, subject to adjustment as described in the section entitled “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Redemption/Exchange Rights.”

Once we receive a notice of redemption from a common limited partner, we will determine whether to redeem the tendering partner’s common units for cash or exchange some or all of the tendering partner’s common units for shares of our common stock. We will promptly notify the tendering partner if we decide to exchange the tendering partner’s common units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

•	our charter;

•	our bylaws;

•	the Securities Act;

•	relevant state securities or blue sky laws; and

•	any applicable registration rights agreement with respect to the shares entered into by the tendering partner.

Each tendering partner will continue to own all common units subject to any redemption or exchange, and be treated as a limited partner with respect to the common units for all purposes, until the limited partner transfers the common units to us and receives payment in cash or shares of our common stock in exchange. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the Exchange

We will issue shares of our common stock in exchange for common units to a tendering partner if each of the following conditions is satisfied or waived:

•	the exchange would not cause the tendering partner or any other person to violate the ownership limits set forth in our charter or any other provision of our charter;

•	the exchange is for at least 1,000 common units, or, if less than 1,000 common units, all of the common units held by the tendering partner;

•	the redemption is not effected during the period after the record date that we established for a distribution from our operating partnership to its partners and before the record date that we established for a distribution to our common stockholders; and

•	the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Stock Offering Funding Option

If the number of units delivered by a limited partner for redemption exceeds 9.8% of our outstanding common stock and $50.0 million in gross value (based on a unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. If we do so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash our operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of common stock, if exchanging the common units for shares of common stock would violate the ownership limits set forth in our charter.

Comparison of the Rights, Privileges and Preferences of Ownership of Common Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to that of an investment in common units of our operating partnership. Holders of our common stock and holders of common units generally receive the same distributions. Common stockholders and holders of common units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of units and ownership of our common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between our operating partnership and us relating to, among other things, form of organization, management control, voting and consent rights, liquidity and federal income tax considerations. These comparisons are intended to assist limited partners in understanding how their investment changes if they exchange their common units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of common units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information about us.

DIGITAL REALTY TRUST, L.P.	DIGITAL REALTY TRUST, INC.
Form of Organization and Assets Owned

Our operating partnership is organized as a Maryland limited partnership. Substantially all of our assets are held by, and our operations run through, our operating partnership. Our operating partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Maryland Revised Uniform Limited Partnership Act, provided that it must conduct its business in a manner that allows us to maintain our qualification as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of our operating partnership.

We are a Maryland corporation. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we currently intend to continue to operate in this manner. Our only substantial asset is our interest in our operating partnership, which gives us an indirect investment in its properties. Under our charter, we may engage in any lawful act or activity permitted by the MGCL.

Additional Equity

As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units with terms, provisions and rights that are preferential to those of the common units. In addition, we may issue additional shares of our common stock, preferred stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights such that their economic interests are substantially similar to those of the securities that we have issued.

Our board of directors may issue, in its discretion, additional shares of common stock or additional shares of preferred stock provided that such additional shares do not exceed the number of authorized shares of stock stated in our charter. Our charter authorizes our board of directors to increase the number of authorized shares of our common stock and preferred stock without stockholder approval. As long as our operating partnership is in existence, we are required to contribute to our operating partnership, in exchange for units in our operating partnership, the proceeds of all equity capital raised by us.

Management Control

We are the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders.

Under our charter and bylaws:

•      our business and affairs are managed under the direction of our board of directors, except as conferred on or reserved to the stockholders by statute or by our charter or bylaws;

•      at each annual meeting of stockholders, our stockholders elect directors for one-year terms, to serve until the next annual meeting and until their successors are duly elected and qualify;

•      if our board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code;

•      our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of a majority all of the votes entitled to be cast on the matter (except in certain limited circumstances which require the affirmative vote of two-thirds of all of the votes entitled to be cast); and

•      our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Duties of Directors

Under Maryland law, we are subject to the restrictions and liabilities of a partner in a partnership. However, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

Under Maryland law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors who act in this manner generally will not be liable to us for monetary damages arising from their activities.

Anti-Takeover Provisions

As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. A general partner may not be removed by a limited partner with or without cause, except with the consent of the general partner.

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change of our outstanding equity interests (a “termination transaction”), unless in connection with a termination transaction

(i) we obtain the consent of the holders of at least 35% of our operating partnership’s common units, long-term incentive units and class C units (including units held by us), and

(ii) either:

(A) all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•      the number of shares of our company’s common stock into which each unit is then exchangeable, and

•      the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more

Certain provisions of our charter and our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest. These provisions include:

•      the power of our board of directors to issue authorized stock in its discretion as preferred stock with voting and other rights superior to our common stock;

•      a requirement that members of our board of directors may be removed only for cause and then only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors;

•      limitations on the ownership of our stock in order for us to maintain our status as a REIT;

•      a requirement that nominations of individuals for election to our board of directors and proposals of other business to be considered by our stockholders at the annual meeting may be made only:

•      pursuant to our notice of the meeting;

•      by or at the direction of our board of directors; or

•      by any stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the applicable notice procedures.

than 50% of the outstanding shares of our company’s common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B) the following conditions are met:

Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

•      substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•      the holders of our operating partnership’s common units, long-term incentive units and class C units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•      the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or applicable to any other limited partners or non-managing members of the surviving partnership; and

•      the limited partners may exchange their interests in the surviving partnership for either the consideration available to limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Voting and Consent Rights

Under the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of our operating partnership, including voting or consent rights. However, certain amendments to the partnership agreement, as well as certain termination transactions, require consent from the limited partners, as set forth below.

Our business and affairs are managed under the direction of our board of directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law provides that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All holders of our common stock have one vote per share. Our charter permits our board of directors to classify and issue preferred stock in one or more classes or series, in addition to our series A preferred stock and series B preferred stock, having voting power which may differ from that of our common stock.

A. Amendment of the Partnership Agreement or Our Charter and Bylaws

Generally, the partnership agreement may be amended, modified or terminated with the approval of partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner) holding a majority of all outstanding units held by limited partners. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•      add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•      reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•      reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•      satisfy any requirements, conditions or guidelines of federal or state law;

Our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The provisions of our charter on removal of directors may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Our board has the exclusive power to adopt, alter, or repeal any provision of our bylaws and make new bylaws.

•      reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•      modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights of the limited partners or alter the protections of the limited partners in connection with a termination transaction must be approved by each limited partner that would be adversely affected by such amendment. In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•      take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•      perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•      enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/ exchange rights;

•      enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•      acquire an interest in real or personal property other than through our operating partnership;

•      withdraw from our operating partnership or transfer any portion of our general partnership interest; or

•      be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

B. Dissolution of Digital Realty Trust, L.P. or Digital Realty Trust, Inc.

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of the following:

•      the expiration of the term of the partnership agreement;

•      an event of withdrawal of the general partner, as defined in the partnership agreement, unless all of the remaining partners agree to continue the business of the operating partnership and to the appointment of a substitute general partner;

•      an election to dissolve our operating partnership made by the general partner made in accordance with the partnership agreement;

•      an entry of a decree of judicial dissolution of our operating partnership pursuant to applicable Maryland law;

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

•      any sale or other disposition of all or substantially all of the assets of our operating partnership;

•      the incapacity of a general partner, as defined in the partnership agreement, unless all of the remaining partners agree to continue the business of our operating partnership and to the appointment of a substitute general partner;

•      the redemption or exchange for common stock of all partnership interests, other than those of the general partner, pursuant to the partnership agreement; or

•      a final and non-appealable ruling that the general partner is bankrupt or insolvent, unless all of the remaining partners agree to continue the business of the partnership and to the appointment of a substitute general partner.

C. Vote Required to Merge, Consolidate or Sell Assets

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock unless we obtain the consent of the holders of at least 35% of our operating partnership’s common units, long-term incentive units and class C units (including units held by us), and certain other conditions are met (see “—Anti-Takeover Provisions” above).

Our charter provides that we may not merge, sell all or substantially all of our assets, engage in a share exchange or engage in a similar transaction outside the ordinary scope of business unless it is declared advisable by our board of directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Tax Indemnity

In connection with the consummation of our initial public offering, our operating partnership entered into a contribution agreement with San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange Colocation, LLC, referred to below as the eXchange parties, pursuant to which the eXchange parties contributed their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities to the operating partnership in exchange for cash, units and the assumption of debt. Under the eXchange parties’ contribution agreement, we have agreed to indemnify each eXchange party against adverse tax consequences in the event our operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions consummated concurrently with our initial public offering. The 200 Paul Avenue and 1100 Space Park Drive properties represented 10.6% of our portfolio’s annualized rent as of December 31, 2005. These tax indemnities do not apply to the disposition of a restricted property pursuant to a transaction described in Section 721, 1031 or 1033 of the Code, or another applicable non-recognition provision under the Code.

Our common stockholders are not entitled to any tax indemnity.

Debt Guarantees

Under the eXchange parties’ contribution agreement, we agreed to make $20.0 million of indebtedness available for guaranty by these parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the units issued to them in the formation transactions consummated concurrently with our initial public offering. Among other things, these guaranties of debt allow the eXchange parties to defer the recognition of gain in connection with the contribution of these properties.

Our common stockholders are not entitled to any debt guarantee.

Compensation, Fees and Distributions

We do not receive any compensation for our services as general partner of our operating partnership. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, our operating partnership will reimburse us for all expenses incurred relating to our ongoing operations and any issuance of additional partnership interests.

Our officers receive compensation for their services.

Each of our directors who is not an employee of our company or our subsidiaries receives an annual retainer of $20,000 for services as a director, a fee of $1,500 for each meeting attended in person and $500 for each meeting attended telephonically. Directors who serve as the chair of one of our committees receive an additional retainer of $3,000. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

Our 2004 Incentive Award Plan provides for formula grants of long-term incentive units to non-employee directors. In connection with the consummation of our initial public offering, each of our initial non-employee directors was awarded 6,448 long-term incentive units. On the date of our third annual meeting and of each subsequent annual meeting, each of our initial non-employee directors who is reelected to the board of directors will receive an additional 1,612 long-term incentive units. Similarly, each non-employee director initially elected to the board of directors after our initial public offering will be awarded 6,448 long-term incentive units on the date of his or her initial election and an additional 1,612 long-term incentive units on the date of his or her third election and of each subsequent reelection to the board of directors. If a non-employee director does not qualify as an “accredited investor” within the meaning of the federal securities laws on the date the director is to receive long-term incentive units as described above, the director will receive instead of long-term incentive units an equivalent number of fully vested shares of restricted stock at a purchase price equal to the par value of our Common Stock.

Liability of Investors

Under applicable Maryland law, a limited partner is generally not liable for the obligations of our operating partnership, unless the limited partner is also a general partner or, in addition to the exercise of the limited partner’s rights and powers as a limited partner, the limited partner takes part in the control of the business. The liability of the limited partners for debts and obligations is generally limited to the amount of their current investment in our operating partnership, measured as an amount equal to their respective capital account balances. Under the partnership agreement, limited partners have no liability except as expressly provided for therein or under Maryland law.

Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Liquidity

Except in connection with a termination transaction, as general partner, we may not voluntarily withdraw from our operating partnership or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests. The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their common units in our operating partnership without our consent before November 3, 2005, other than to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to certain limitations. Beginning November 3, 2005, any transfer of common units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

A stockholder is entitled to freely transfer the shares of our common stock received in exchange for common units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions on ownership and transfer of shares of our stock contained in our charter. Our common stock is listed on the NYSE. The success of the secondary market for shares of our common stock depends, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.

Taxes

We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Our operating partnership itself is not subject to federal income taxes. Instead, each holder of units includes its allocable share of partnership taxable income or loss in determining its individual federal

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income”

income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of nonrecourse debt.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL or more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter, each of our directors is elected by our common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Additionally, in the event that we are in arrears on dividends on our series A or series B preferred stock for six or more quarterly periods, whether or not consecutive, holders of our series A or series B preferred stock, as the case may be, voting as a single class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to our board for a limited time.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from (1) removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any director elected to our board by the holders of our preferred stock may only be removed by a vote of preferred stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board of directors, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from the board of directors, vest in the board of directors the exclusive power to fix the number of directorships and fill vacancies and require, unless called by the executive chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting.

Amendments to Our Charter and Bylaws

Our charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. In the case of an amendment that would materially and adversely affect our series A or series B preferred stock, the consent of two-thirds of the outstanding shares of our series A or series B preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon our liquidation and upon which like voting rights have been conferred is also required. However, our charter’s provisions regarding removal of directors may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. In the case of any such transaction that would materially and adversely affect our series A or series B preferred stock, we will also require the consent of two-thirds of the outstanding shares of our series A or series B preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon our liquidation and upon which like voting rights have been conferred, provided, however, that if, upon the occurrence of such a transaction, the series A or series B preferred stock, as the case may be, remains outstanding with materially unchanged terms, taking into account that we may not be the surviving entity, then the transaction will not be deemed to materially and adversely affect our series A or series B preferred stock. Furthermore, we will not require the consent of the series A or series B preferred stockholders if, pursuant to such a transaction, the series A or series B preferred stockholders receive the greater of the full trading price of the series A or series B preferred stock, as the case may be, on the date of the transaction and the liquidation preference.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not fewer than 120 nor more than 150 days prior to the first anniversary of the date of the mailing of the notice for our preceding year’s annual meeting. If the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL not already applicable to us, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock, series A preferred stock or series

B preferred stock or more than 9.8% of the value of our outstanding capital stock. We refer to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities—Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.” We have also entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations regarding our company and the issuance and resale of our common stock. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the exchange of common units for our common stock or cash, the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.

This summary deals only with common stock and common units held as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the United Stated federal income tax law, except to the extent discussed under the headings “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders.” Holders of common stock or common units receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	persons holding the common stock or common units through a partnership or other pass-through entity;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons holding our common stock or common units as a hedge against currency risks or as a position in a straddle; or

•	United States persons whose functional currency is not the United States dollar.

In addition, this summary does not purport to deal with aspects of taxation that may be relevant to a limited partner of our operating partnership except to the extent described below in “—Tax Consequences of the Exercise of Exchange Rights.”

You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the exchange of your common units for our common stock or cash;

•	the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Tax Consequences of the Exercise of Exchange Rights

If you exercise your right to require the operating partnership to acquire all or part of your common units, and we elect to acquire some or all of your common units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of our operating partnership allocable to your common units being exchanged, less your tax basis in those common units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of our operating partnership at the time of the exchange. The tax treatment of any acquisition of your common units by us in exchange for cash may be similar, depending on your circumstances.

Taxation of Our Company

General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with our filing of this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered to us an opinion to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. See “—Failure to Qualify.” Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income (90% for our taxable year ended December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal tax requirements described in this prospectus, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. See “—Asset Tests.” A REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset test described below, and their operations will be subject to the provisions described above. See “—Asset Tests.”

We currently hold an interest in two taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. One of our taxable REIT subsidiaries, Asbury Park Holdings, is organized under the laws of Jersey and owns the Camperdown House property. The United Kingdom and other foreign countries may impose taxes on our operations within their jurisdictions, including the operations of Asbury Park Holdings. To the extent possible, we will structure our activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes. From time to time we may own other properties through taxable REIT subsidiaries, although we have no present plan or intention to do so.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury Regulations, however, income from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005, will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from such a hedging transaction entered into on or after January 1, 2005 that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

From time to time we may incur foreign currency gains or losses as a result of distributions made by Asbury Park Holdings or our other subsidiaries that own properties outside of the United States because the functional currencies of Asbury Park Holdings and such other subsidiaries are not the United States dollar. In the future, we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could increase our exposure to foreign currency gains. While any foreign currency gains we recognize may not be qualifying income for purposes of the 75% and 95% gross income tests, we do not expect that any such foreign currency gains will adversely affect our ability to comply with such tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test. In addition, because Asbury Park Holdings is a “controlled foreign corporation” for United States federal income tax purposes under applicable tax rules, we will be deemed to receive our allocable share of certain income earned by Asbury Park Holdings through our interest in our operating partnership, whether or not such income actually is distributed to our operating partnership. We intend to take the position that such income will qualify under the 95%, but not the 75%, REIT gross income test, although there is no law that directly addresses the tax treatment of such income for purposes of the REIT gross income tests. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Our taxable REIT subsidiaries currently do not provide any services to our tenants. If, in the future, any of our taxable REIT subsidiaries provide services to our tenants, we intend to set the fees paid to our taxable REIT subsidiaries for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Our operating partnership owns 100% of the stock of Asbury Park Holdings and Digital Services, Inc. We are considered to own our pro rata share of Asbury Park Holdings’ and Digital Services, Inc. stock because we own interests in our operating partnership. Each of Asbury Park Holdings and Digital Services, Inc. has elected, together with us, to be treated as our taxable REIT subsidiary. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we failed to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset test due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

In addition, the American Jobs Creation Act of 2004, or the 2004 Act, added Section 470 to the Code, which provides certain limitations on the utilization of losses allocable to leased property owned by a partnership having both taxable and tax-exempt partners such as our operating partnership. Currently, it is unclear how the transition rules and effective dates set forth in the 2004 Act will apply to entities such as the operating partnership. However, the IRS issued notices stating that it will not apply Section 470 to partnerships for taxable years beginning before the dates specified in such notices based solely on the fact that a partnership had both taxable and tax-exempt partners. It is important to note that these notices provide relief for the operating partnership’s taxable years ending December 31, 2004 and 2005 only. Accordingly, commencing with our taxable year beginning January 1, 2006, unless Congress passes corrective legislation which addresses this issue or some other form of relief, certain losses generated with respect to properties owned by our operating partnership may be disallowed until future years. This could increase the amount of distributions we are required to make in a particular year in order to meet the REIT distribution requirements and also could increase the portion of distributions to our stockholders that are taxable as dividends. See “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of U.S. Stockholders Generally—Distributions Generally.”

Like-Kind Exchanges.    We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.    All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests. See “—Taxation of Our Company.”

Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to associations taxable as corporations for federal income tax purposes. If our operating partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See

“—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership’s or a subsidiary partnership’s or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    The operating partnership agreement generally provides that items of operating income will be allocated to us to the extent of the accrued preferred return on our preferred units and then to the holders of common units in proportion to the number of common units held by each such unitholder. Items of operating loss will generally be allocated first to the holders of common units in proportion to the number of common units held, and then to us with respect to our preferred units. Certain limited partners have agreed to guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units and class C units will be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common units. This special allocation of gain is intended to enable the holders of long-term incentive units to convert their long-term incentive units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

United States Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal United States federal income tax consequences to you of acquiring, owning and disposing of our common stock. If you are considering exercising your exchange rights, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the exchange and the acquisition, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.” See “—Taxation of Non-U.S. Stockholders” below.

Taxation of Taxable U.S. Stockholders Generally

Distributions Generally.    Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as ordinary income. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the adjusted tax basis which the U.S. stockholder has in its shares of common stock, as applicable, by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.    Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. These gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our common stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such common stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Dispositions of Our Common Stock.    If a U.S. stockholder sells or disposes of shares of common stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year. However, if a U.S. stockholder recognizes loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced from to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). In addition, as described in “—Capital Gain Dividends” above, dividends properly designated by the REIT as “capital gain dividends” may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

Dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held

REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

Distributions Generally.    Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to gain from the sale or exchange of such common stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.    Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We also will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability.

Sale of Our Common Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we have been a “domestically controlled qualified investment entity.” Even if we have been a “domestically controlled qualified investment entity,” because our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells our common stock, gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting.    Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state and local tax laws with respect to our tax treatment as a REIT, an exercise of exchange rights and on an investment in our common stock.

SELLING STOCKHOLDERS

The “selling stockholders” are the persons or entities who may receive shares of our common stock registered pursuant to this registration statement upon exchange of common units. The following table provides the names of the selling stockholders, the maximum number of shares of our common stock issuable to such selling stockholders in the exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. The number of shares on the following table represents the number of shares of our common stock into which common units held by the selling stockholders are exchangeable. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

The selling stockholders named below and their permitted transferees, pledges, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

Name(1)	Common Shares Beneficially Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange and Available for Resale	Common Shares Beneficially Owned Following the Exchange(2)		Maximum Number of Common Shares to be Resold	Common Shares Beneficially Owned after Resale(3)
			Shares	Percent		Shares	Percent
Global Innovation Partners, LLC(4)	—	23,699,359	23,699,359	46.41%	23,699,359	—	—
Cambay Tele.com, LLC(5)	—	5,903,124	5,903,124	17.74	5,903,124	—	—
Pacific-Bryan Partners, L.P.(6)	—	395,665	395,665	1.42	395,665	—	—
Wave Exchange, LLC(5)	—	32,722	32,722	*	32,722	—	—

Total		30,030,870	30,030,870		30,030,870

*	Less than 1.0 percent.
(1)	The selling stockholders listed below hold common units in our operating partnership which they received pursuant to contribution agreements which we entered into in connection with our initial public offering.
(2)	Assumes that we exchange the common units of the selling stockholders for shares of our common stock. The percentage ownership is based on 27,370,908 shares of our common stock outstanding as of March 6, 2006 and is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange.
(3)	The percentage ownership is based on 27,370,908 shares of our common stock outstanding as of March 6, 2006 and assumes the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling stockholder.
(4)	Global Innovation Partners (GI Partners) is a Delaware limited liability company managed by Global Innovation Manager, LLC (GI Manager) and Global Innovation Advisor, LLC. These entities are managed by a single management committee of which the current members are Richard A. Magnuson (our executive chairman), Robert H. Zerbst and William M. Harris. Investment decisions of GI Partners are controlled by an investment committee currently comprising Richard A. Magnuson, Robert H. Zerbst, William M. Harris and Eric Harrison. GI Partners may from time to time make distributions of the common units owned by it to its owners, Global Innovation Contributor, LLC (GI Contributor), the California Public Employees Retirement System (CalPERS) and GI manager; thereafter, GI Contributor, CalPERS and GI Manager may become selling stockholders under this prospectus.
(5)	Cambay Tele.com, LLC and Wave Exchange, LLC are managed by a single management committee. The inclusion of Cambay Tele.com, LLC and Wave Exchange, LLC in the table above shall not be deemed to be an admission that such entities or their members are, for purposes of Section 13 or Section 16 of the Securities Exchange Act of 1934 or the rules and regulations thereunder, the beneficial owners of the shares that may be received by any of them upon exchange of their units. Cambay Tele.com may from time to time make distributions of the common units owned by it to the Wilson Family Revocable Trust, the Scott Family Trust, the Wilde Family 2005 Trust and the Dell’Osso Family Revocable Trust; thereafter, these entities may become selling stockholders under this prospectus.
(6)	Management of Pacific-Bryan Partners, L.P., a Texas limited partnership, is vested in its general partner, Bryan Partners, LLC, a Texas limited liability company, which entity owns a 1% interest in Pacific-Bryan Partners, L.P. Mr. Alex Ghassemieh is the manager of Bryan Partners, LLC. The three members of Bryan Partners, LLC are Alex Ghassemieh, Fred Ghassemieh, and Farhad Ghassemieh.

PLAN OF DISTRIBUTION

This prospectus relates to:

•	the issuance by us of up to 30,030,870 shares of our common stock if, and to the extent that, the selling stockholders tender their common units for redemption and we elect, in our sole and absolute discretion, to exchange such common units for common stock in lieu of a cash redemption; and

•	the offer and sale from time to time of some or all of those 30,030,870 shares of common stock by the selling stockholders.

We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders, but we have agreed to pay the following expenses of the registration of such shares:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel, including one counsel for the selling stockholders, in connection with blue sky qualifications; and

•	the fees and expenses incurred in connection with listing our common stock on each securities exchange on which our similar securities issued are then listed.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the exchange of common units for our common stock by the selling stockholders or from the resale of such common stock by the selling stockholders. We also have no obligation to pay any transfer taxes relating to the registration or sale of our common stock contemplated hereby.

The selling stockholders may from time to time sell the shares of our common stock covered by this prospectus directly to purchasers. Alternatively, the selling stockholders may from time to time offer such shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of our common stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the shares of our common stock covered by this prospectus:

•	the selling stockholders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

•	the selling stockholders may sell our common stock short and deliver the shares of our common stock covered by this prospectus to close out these short positions;

•	the selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer the shares of our common stock covered by this prospectus; and

•	the selling stockholders may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged stock.

Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock in the market and to the activities of the selling stockholders.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of our common stock covered by this prospectus. Latham & Watkins LLP has issued an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, and stockholders’ equity and comprehensive income (loss) of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity of Digital Realty Trust Inc. Predecessor for the period from January 1, 2004 through November 2, 2004, and the year ended December 31, 2003, the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related combined statement of cash flows of Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2003 and related financial statement schedule and management’s report on internal control over financial reporting as of December 31, 2005, have all been incorporated in this prospectus and in the registration statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 in reliance upon the reports of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

The statement of revenue and certain expenses of 833 Chestnut Street for the year ended December 31, 2004 and the combined statements of revenue and certain expenses of the Savvis Portfolio for the period from March 5, 2004 (inception) through December 31, 2004, both included herein and in the registration statement, and the statement of revenue and certain expenses of Lakeside Technology Center for the year ended December 31, 2004 incorporated by reference from our current report on Form 8-K/A filed on July 15, 2005 has been included herein or incorporated by reference in reliance upon the reports of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a web site that contains information about us at http://www.digitalrealtytrust.com.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of our common stock registered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s web site, http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Revised Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2006;

•	Item 3.01 of our Current Report on Form 8-K filed with the SEC on March 2, 2006;

•	our Current Report on Form 8-K/A filed with the SEC on July 15, 2005; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Joshua A. Mills, General Counsel and Assistant Secretary, Digital Realty Trust, Inc., 560 Mission Street, Suite 2900, San Francisco, California 94105.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 833 Chestnut Street (the Property) for the year ended December 31, 2004. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 833 Chestnut Street for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 26, 2005

833 CHESTNUT STREET

Statement of Revenue and Certain Expenses

(In thousands)

Year Ended December 31, 2004

Revenue:
Rental	$8,524
Tenant reimbursements	1,666
Other	42

10,232

Certain expenses:
Rental property operating and maintenance	4,302
Property taxes	457
Insurance	279

5,038

Revenue in excess of certain expenses	$5,194

See accompanying notes to statement of revenue and certain expenses.

833 CHESTNUT STREET

Notes to Statement of Revenue and Certain Expenses

Year ended December 31, 2004

(1) Basis of Presentation

The accompanying statement of revenue and certain expenses relates to the operations of the property known as 833 Chestnut Street (the Property). The Property is a data center located in Philadelphia, Pennsylvania.

The Property was owned by LB 833 Chestnut, LLC (the Owner). A wholly-owned subsidiary of Digital Realty Trust, Inc. (the Buyer) purchased the Property for $59.5 million on March 14, 2005.

The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Property for the year ended December 31, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

833 CHESTNUT STREET

Notes to Statement of Revenue and Certain Expenses—(Continued)

Year ended December 31, 2004

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2004 are as follows (in thousands):

Year ending December 31:

2005	$9,391
2006	7,729
2007	7,630
2008	7,109
2009	5,680
Thereafter	15,753

$53,292

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2004 (in thousands):

Tenant	Rental Revenue
Jefferson University Physicians and Affiliates	$3,286
Health Partners of Philadelphia, Inc.	1,617
Inflow, Inc.	916

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying combined statement of revenue and certain expenses of the Savvis Portfolio (the Portfolio) for the period from March 5, 2004 (inception) through December 31, 2004. This combined statement is the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on this combined statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the combined statement of revenue and certain expenses. It is not intended to be a complete presentation of the Portfolio’s revenue and expenses.

In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of the Savvis Portfolio for the period from March 5, 2004 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

June 3, 2005

SAVVIS PORTFOLIO

Combined Statement of Revenue and Certain Expenses

(In thousands)

Period from March 5, 2004 (inception) through December 31, 2004

Revenue:
Rental	$9,728
Tenant reimbursements	1,815

11,543

Certain expenses:
Property taxes	1,038
Insurance	777
Management fee—related party	8
Other	54

1,877

Revenue in excess of certain expenses	$9,666

See accompanying notes to combined statement of revenue and certain expenses.

SAVVIS PORTFOLIO

Notes to Combined Statement of Revenue and Certain Expenses

Period from March 5, 2004 (inception) through December 31, 2004

(1) Basis of Presentation

The accompanying combined statement of revenue and certain expenses relates to the operations of the properties known as Savvis Portfolio (the Portfolio). The Portfolio includes four data centers located in Santa Clara, California and El Segundo, California and one office property located in Santa Clara, California.

A wholly-owned subsidiary of Digital Realty Trust, Inc. plans to acquire the Portfolio from an affiliate of DuPont Fabros Development (the Owner) for $92,500,000. The Owner acquired the Portfolio on March 5, 2004. Prior to March 5, 2004, the Portfolio was not leased; accordingly, this period is not included in the accompanying combined financial statement.

The accompanying combined statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Portfolio for the period from March 5, 2004 (inception) through December 31, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Portfolio:

•	Depreciation and amortization

•	Interest expense

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Portfolio.

Management is not aware of any material factors relating to the Portfolio other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases.

The straight line rent adjustment increased base rental revenue by approximately $8,911,769 for the period from March 5, 2004 (inception) through December 31, 2004.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

SAVVIS PORTFOLIO

Notes to Combined Statement of Revenue and Certain Expenses—(Continued)

Period from March 5, 2004 (inception) through December 31, 2004

(3) Minimum Future Lease Rentals

Future minimum contractual rentals to be received under noncancelable operating leases in effect as of December 31, 2004 are as follows (in thousands):

Year ending December 31:

2005	$9,206
2006	10,349
2007	10,703
2008	10,987
2009	11,307
Thereafter	120,771

$173,323

(4) Tenant Concentrations

All five of the properties within the Portfolio are leased to a single tenant, Savvis Asset Holdings, Inc., an affiliate of Savvis Communications.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee	$71,611.67
NASD Filing Fee	61,343
Printing and Engraving Expenses	25,000
Legal Fees and Expenses (other than Blue Sky)	150,000
Accounting Fees and Expenses	50,000

Total	$357,954.67

We will pay all of the costs identified above.

Item 15.	Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit

*4.1	Specimen Certificate for Common Stock for Digital Realty Trust, Inc.

*4.2	Specimen Certificate for Series A Preferred Stock for Digital Realty Trust, Inc.

***4.3	Specimen Certificate for Series B Preferred Stock for Digital Realty Trust, Inc.

#5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.

#8.1	Opinion of Latham & Watkins LLP with respect to tax matters.

#23.1	Consent of Venable LLP (included in Exhibit 5.1).

Exhibit

#23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3	Consent of KPMG LLP, independent registered public accounting firm.

23.4	Consent of KPMG LLP, independent accountants.

24.1	Power of Attorney (included on the Signature Page).

*	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-117865) declared effective by the commission on November 3, 2004.
**	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-122099) declared effective by the commission on February 3, 2005.
***	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-126396) declared effective by the commission on July 20, 2005.
#	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 27th day of March 2006.

DIGITAL REALTY TRUST, INC.

By:	/S/ A. WILLIAM STEIN
A. William Stein Chief Financial Officer and Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard A. Magnuson	Chairman of the Board	March 27, 2006

* Michael F. Foust	Chief Executive Officer	March 27, 2006

/S/ A. WILLIAM STEIN A. William Stein	Chief Financial Officer and Chief Investment Officer	March 27, 2006

* Edward F. Sham	Controller (Principal Accounting Officer)	March 27, 2006

* Laurence A. Chapman	Director	March 27, 2006

* Ruann F. Ernst, Ph.D.	Director	March 27, 2006

* Kathleen Early	Director	March 27, 2006

* Dennis E. Singleton	Director	March 27, 2006

*	/S/ A. WILLIAM STEIN
Attorney-in-fact

EXHIBIT INDEX

Exhibit
*4.1	Specimen Certificate for Common Stock for Digital Realty Trust, Inc.

**4.2	Specimen Certificate for Series A Preferred Stock for Digital Realty Trust, Inc.

***4.3	Specimen Certificate for Series B Preferred Stock for Digital Realty Trust, Inc.

#5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.

#8.1	Opinion of Latham & Watkins LLP with respect to tax matters.

#23.1	Consent of Venable LLP (included in Exhibit 5.1).

#23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3	Consent of KPMG LLP, independent registered public accounting firm.

23.4	Consent of KPMG LLP, independent accountants.

24.1	Power of Attorney (included on the Signature Page).

*	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-117865) declared effective by the commission on November 3, 2004.
**	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-122099) declared effective by the commission on February 3, 2005.
***	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-126396) declared effective by the commission on July 20, 2005.
#	Previously filed.